Exhibit 99.1

CBIZ ACQUIRES MARKS PANETH LLP

NYC ACCOUNTING FIRM TO ADD $138 MILLION TO 2022 REVENUE

●	Highly strategic and complementary financial services acquisition.
●	Enhances presence and capacity in key markets and expands service offerings for existing and prospective clients.
●	Adds $138 million in annual revenue.
●	Expected to be immediately accretive with a contribution to adjusted EPS of $0.10 in 2022 after eliminating impact of transaction and first year integration costs.
●	Acquisition supports CBIZ’s growth strategy and capital allocation priorities and will be discussed further on an investor conference call on Wednesday, January 12, 2022 at 10:00 AM EST.

CLEVELAND (January 10, 2022) – CBIZ, Inc. (NYSE: CBZ) (“the Company”), a leading provider of financial, insurance and advisory services, announced today that it has acquired the non-attest assets of Marks Paneth LLP, effective January 1, 2022. Concurrent with this transaction, Mayer Hoffman McCann P.C., a national independent CPA firm that works closely with CBIZ, announced the acquisition of the attest assets of Marks Paneth LLP.

Headquartered in New York City, with additional offices in Long Island and Westchester, New York; Parsippany, New Jersey; Philadelphia, Pennsylvania; Washington, D.C.; and Boca Raton, Florida, Marks Paneth has over 600 team members and ranks among the 50 largest accounting firms in the nation and the top 10 in the mid-Atlantic region. Marks Paneth provides a full range of accounting, tax and consulting services to a wide range of industries, including real estate; construction; hospitality and restaurants; non-profits; government and healthcare; manufacturing; wholesale and distribution; theater; media and entertainment.

The transaction is expected to add approximately $138.0 million of revenue to CBIZ in 2022. Eliminating the impact of the transaction related costs and first year integration costs, the contribution to earnings per share in 2022 is expected to be approximately $0.10, growing to a range of $0.20 to $0.25 by 2025, after all remaining transition related integration costs are addressed. On a GAAP reported basis the transaction is expected to have minimal impact on earnings per share in 2022, but is expected to be significantly accretive after first year transaction and integration costs are incurred. Eliminating the impact of transaction costs and first year integration costs, EBITDA in 2022 is expected to be within a range of 11% to 12% of revenue, growing to a range of 16% to 18% of revenue by 2025.

Jerry Grisko, president and CEO of CBIZ, stated, “The New York metro area, Philadelphia and Boca Raton, Florida, continue to be important markets for CBIZ and we are delighted to be adding Washington, D.C. to our national footprint for Financial Services. We are also excited about the enhanced value that we can now provide to our collective clients through an expanded breadth of services and depth of expertise. The addition of Marks Paneth creates scale to better serve a number of very attractive industries nationwide, including the real estate and not-for-profit industries. We look forward to welcoming the Marks Paneth team to CBIZ.”

Abe Schlisselfeld, managing partner of Marks Paneth, stated, “Joining CBIZ provides us with an excellent opportunity to leverage the diverse service offerings necessary to address the growing needs of our clients. Our clients will have the ability to benefit from CBIZ’s team of talented professionals and the resulting synergies and entrepreneurial spirit will benefit our partners and staff with enhanced leadership and growth opportunities. We are thrilled to join CBIZ and are excited about the growth this will afford the combined firms.”

Allan D. Koltin, CEO of the Koltin Consulting Group, which advised both firms on the transaction, stated, “In this acquisition, both CBIZ and Marks Paneth found a partner with unique strengths that are complementary to each other. The size and scope of this combination will bring immediate value to existing clients, bolster CBIZ’s already stellar reputation and create significant opportunities for growth now and in the future.”

CBIZ will host a conference call with investors to discuss overall M&A strategy and this acquisition on Wednesday, January 12, 2022 at 10:00 AM EST. Shareholders and analysts who would like to participate in the call can register at https://dpregister.com/sreg/10162878/f093b080f2 to receive the dial-in number and unique personal identification number. An archived replay of the webcast will be available on the Company’s website following the call.

About CBIZ

CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 Company offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.

Forward-Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risk that the anticipated benefits and perceived advantages of the acquisition may not be achieved; the impact of COVID-19 on the Company’s business and operations and those of our clients; the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.